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                                                                    EXHIBIT 23.3

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

         The Company has not been able to obtain the consent of Arthur Andersen LLP ("Arthur Andersen") to the incorporation by reference into the Company's previously filed registration statements on Forms S-3 (File Nos. 333-84064, 333-43573 and 333-89307) (collectively, the "Registration
Statements") of the audit reports of Arthur Andersen included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 (the "2002 Form 10-K") with respect to the financial statements of the Company, HMH HPT CBM LLC (formerly HMH HPT Courtyard LLC) and CCMH Courtyard I LLC for the years ended December 31, 2001 and 2000.

         Rule 437a under the Securities Act of 1933, as amended (the "Securities Act"), permits the Company to file the 2002 Form 10-K without a written consent from Arthur Andersen. Because Arthur Andersen has not consented to the incorporation by reference of their audit reports in the 2002 Form 10-K into the Registration Statements, purchasers of securities offered pursuant to the Registration Statements on or after the filing of the 2002 Form 10-K will not be able to recover against Arthur Andersen under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the consolidated financial statements audited by Arthur Andersen and incorporated by reference in the Registration Statements, or, any omissions to state a material fact required to be stated in those consolidated financial statements.